EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the registration statements (Nos. 333-31638, 333-38317, 333-90026 and 333-116520) on Form S-8 and registration statements (Nos. 33-111118 and 333-121172) on Form S-3 of Mercer International Inc. of our report dated January 31, 2003, relating to the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows of Mercer International Inc. for the year ended December 31, 2002, which report is included in the Annual Report on Form 10-K for the year ended December 31, 2004 of Mercer International Inc.
/s/ Peterson Sullivan P.L.L.C.
March 14, 2005
Seattle, Washington

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